Exhibit 99.01

For Immediate Release

DexCom™ Announces Joint Development Agreement with Animas Corporation

Partnership will focus on developing a continuous glucose monitoring system to work with Animas® insulin pumps

San Diego, CA – January 10, 2008 - DexCom, Inc. (NASDAQ: DXCM), a leading provider of continuous glucose monitoring systems for people with diabetes, today announced that it has entered into a joint development agreement with Animas Corporation to integrate DexCom’s continuous glucose monitoring (CGM) technology into Animas® insulin pumps.

The new product will be based on Animas’ advanced pump technology and DexCom’s SEVEN™ continuous glucose monitoring system. The new technology will enable the Animas® pump to receive glucose readings and display this information on the pump’s color screen. Users will have access to real-time glucose readings and trending in addition to receiving alerts for low and high glucose readings. Having real-time readings displayed on the pump screen will not only allow users to make more timely adjustments to their insulin delivery – it will eliminate a separate receiver, reducing the amount of equipment required to use CGM and the pump system.

“We are pleased to work with Animas Corporation to help people with diabetes live better, longer lives.  One of the reasons that we chose to work with Animas is their open architecture philosophy,” explains Terrance H. Gregg, President and Chief Executive Officer of DexCom. “We expect future innovations will come from both companies – maximizing choices in glucose monitoring and insulin delivery methods.”

Diabetes is a chronic disease that requires 24/7 attention. Products such as insulin pumps and CGM can help reduce some of the burden on the patients. The Animas® insulin pump allows users to quickly increase or decrease their insulin amounts with just a few button presses, based on their blood glucose levels, what they eat, activity and metabolic influences. DexCom’s SEVEN, the only approved seven day CGM system, measures glucose throughout the day and night, allowing users to see trends and patterns in glucose readings.  Combining current and future pump technology with CGM can give users more powerful tools to better manage their diabetes – and in the long term help prevent the complications associated with the disease.

Under the terms of the agreement, Animas will contribute up to $750,000 to DexCom to offset certain development, clinical and regulatory expenses. The agreement is non-exclusive and does not impact either party’s existing third party development agreements.

DexCom anticipates the integated system will be available to patients in 2009 or early 2010.

About DexCom, Inc.

DexCom, Inc. (www.dexcom.com), headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes. On May 31, 2007, the FDA approved DexCom’s second generation continuous glucose monitor, the SEVEN, and DexCom is now in national distribution with this device. DexCom’s recent approval allows for the use of the SEVEN by adults with diabetes for up to seven consecutive days to detect trends and track glucose patterns, to aid in the detection of hypoglycemia and hyperglycemia and to facilitate acute and long-term therapy adjustments.

DexCom’s Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements concerning the development and anticipated launch of a product which integrates DexCom continuous glucose monitoring technology into the Animas insulin pump. These forward-looking statements are based on DexCom’s current expectations and beliefs concerning future developments and their potential effects on DexCom. There can be no assurance that future developments affecting DexCom will be those that it has anticipated. DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2006, as filed with the Securities and Exchange Commission on February 27, 2007, the company’s quarterly report on Form 10-Q for the period ending September 30, 2007, as filed with the Securities and Exchange Commission on October 30, 2007, and its other filings with the Securities and Exchange Commission from time to time.  Should one or more of these risks or uncertainties materialize, or should any of the company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. DexCom undertakes no obligation to publicly update or revise any forward-looking statements.